[BENEFICIAL MUTUAL BANCORP, INC. LOGO APPEARS HERE]



TO:          The "Restricted Group"

FROM:        Sue Hatcher, Investor Relations

DATE:        December 1, 2008

SUBJECT:     Dual Purpose Blackout Period to Begin at 4:00 p.m. ET on Friday,
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             December 5th
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         A blackout period for Beneficial Mutual Bancorp, Inc. ("BNCL") trades will begin at 4:00 p.m. ET on Friday, DECEMBER 5, 2008 and will be in effect until further notice. This is a dual purpose blackout period:

     - The attached notice to all 401K participants announces a new recordkeeper for Beneficial Bank's 401K Plan and Deferred Compensation Plan. Pentegra Retirement Services acquired RS Group earlier this year. Due to the transition period to Pentegra's recordkeeping system, a blackout period is required.

     - A quarterly blackout period surrounding earnings announcements begins on the tenth day of the last month of each calendar quarter and ends two trading days after the public release of our earnings for such quarter. We expect to issue our fourth quarter earnings release around the end of January.

     - Therefore, this blackout period will be in effect from 4:00 p.m. ET on Friday, December 5th through the 2nd trading day after our earnings are released for the quarter, approximately the end of January 2009. You will be notified when the blackout period ends.

         As per THE POLICY REGARDING INSIDER TRADING, Directors, Senior Vice Presidents and above, all persons in the Accounting, Management Accounting and Reporting Departments, Investor Relations Department and the Executive Administrative Assistants (the "Restricted Group") are not permitted to trade in the Company's common stock during the blackout period.

         The blackout period applies to open market purchases or sales, as well as certain activity in the 401(k) and deferred compensation plans, including transfers of funds into or out of the BNCL stock fund or changes to an existing election to invest funds in the BNCL stock fund.

         Additional restrictions apply to the Executive Officers and Directors (the "Section 16 Shareholders") which include filing requirements and a pre-clearance procedure. Executive Officers and Directors, together with their family members, must not engage in any transaction involving the Company's common stock without first obtaining pre-clearance of the transaction with the Filing Coordinator. The Board has designated the Chief Financial Officer as the Filing Coordinator.

         THE POLICY REGARDING INSIDER TRADING is posted on the company intranet for all employees to review. If you have any questions, please call me at 215-864-6129 or Joe Conners at 215-864-6009.